HEI Exhibit 4(a)

EXECUTION COPY

HAWAIIAN ELECTRIC INDUSTRIES, INC.

FIRST SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of March 6, 2013

Re: $50,000,000 3.99% Series 2013A Senior Notes due March 6, 2023

HAWAIIAN ELECTRIC INDUSTRIES, INC.

900 RICHARDS STREET

HONOLULU, HAWAII 96813

$50,000,000 3.99% Series 2013A Senior Notes due March 6, 2023

First Supplement to Master Note Purchase Agreement

Dated as of March 6, 2013

To the Purchaser(s) named in

Schedule A hereto:

Ladies and Gentlemen:

This First Supplement (this “First Supplement”) to Master Note Purchase Agreement is between HAWAIIAN ELECTRIC INDUSTRIES, INC., a Hawaii corporation (together with any successor thereto that becomes such in the manner prescribed in Section 10.2 of the Note Purchase Agreement hereinafter referred to, the “Company”), and the institutional investors named on Schedule A attached hereto (for purposes of this First Supplement, the “Purchasers”).

Reference is hereby made to that certain Master Note Purchase Agreement dated as of March 24, 2011 (as amended, supplemented, or otherwise modified from time to time, the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto.  All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement.  Reference is further made to Section 2.2 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Purchaser(s) as follows:

1.         The Company has authorized the issue and sale of $50,000,000 aggregate principal amount of its 3.99% Series 2013A Senior Notes due March 6, 2023 (the “Series 2013A Notes”).  The Series 2013A Notes, together with the Initial Notes issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement).  The Series 2013A Notes shall be substantially in the form set out in Exhibit 1 hereto, with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2.         Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series 2013A Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the date of the Closing hereinafter mentioned. The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any obligation or any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.         The sale and purchase of the Series 2013A Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP at 666 Fifth Avenue, 17th Floor, New York, New York 10022, commencing at 11:00 A.M. New York, New York time, at a closing (the “Closing”) on March 6, 2013 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to each Purchaser the Series 2013A Notes to be purchased by such Purchaser in the form of a single Series 2013A Note (or such greater number of Series 2013A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company set forth in the funding instructions delivered by the Company pursuant to Section 4.10 of the Note Purchase Agreement.  If, at the Closing, the Company shall fail to tender such Series 2013A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this First Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.         The obligation of each Purchaser to purchase and pay for the Series 2013A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to the Closing, of the conditions set forth in Section 2.2(b) and Section 4 of the Note Purchase Agreement as though references to the “Initial Notes” were references to the Series 2013A Notes and references to the “Closing” were references to the Closing as defined in this First Supplement and to the following additional conditions:

(i)         Except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing (except to the extent that any of such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be correct as of such earlier date) and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that such condition has been fulfilled; and

(ii)        A Private Placement Number shall have been obtained for the Series 2013A Notes.

5.         The following provisions shall apply only to the Series 2013A Notes:

(a)        The Series 2013A Notes shall not be subject to any required prepayments and the entire unpaid principal amount of each Series 2013A Note shall be due and payable on the stated maturity date thereof.

(b)        The term “Make-Whole Amount” means, with respect to any Series 2013A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2013A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series 2013A Note, the principal of such Series 2013A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as applicable.

“Discounted Value” means, with respect to the Called Principal of any Series 2013A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Series 2013A Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Series 2013A Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2013A Note.

“Remaining Average Life” means, with respect to any Called Principal of any Series 2013A Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (A) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (B) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2013A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series 2013A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1, as applicable.

“Settlement Date” means, with respect to the Called Principal of any Series 2013A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as applicable.

(c)        Clauses (a) and (b) of Section 4.4 of the Note Purchase Agreement are amended and restated in their entirety to read as follows:

(a) from Chester A. Richardson, EVP-General Counsel, Secretary & Chief Administrative Officer, substantially in the form set forth in Exhibit 4.4(a) to the First Supplement and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, (b) from Goodsill Anderson Quinn & Stifel, special counsel to the Company, substantially in the form set forth in Exhibit 4.4(b) to the First Supplement and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers),

(d)       Clause (d) of Section 6.3 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

(d)       the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)        Section 10.8 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

Section 10.8 Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Series 2013A Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

(f)        The Note Purchase Agreement is amended by amending and restating the last sentence of Section 22.3 to read as follows:

For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(g)        The Note Purchase Agreement is amended by inserting a new Section 22.9 which shall read as follows:

Section 22.9 Transaction References.  The Company agrees that Prudential Investment Management, Inc. may (a) refer to its role in originating the purchase of the Series 2013A Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Series 2013A Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

(h)        Schedule B to the Note Purchase Agreement is amended by inserting the following definitions therein in the correct alphabetical order:

“Anti-Corruption Laws” is defined in Section 5.16(d)(1) of Exhibit A to the First Supplement.

“Anti-Money Laundering Laws” is defined in Section 5.16(c) of Exhibit A to the First Supplement.

“Blocked Person” is defined in Section 5.16(a) of Exhibit A to the First Supplement.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended from time to time.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“First Supplement” means the First Supplement to Note Purchase Agreement dated as of March 6, 2013.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“OFAC” is defined in Section 5.16(a) of Exhibit A to the First Supplement.

“OFAC Listed Person” is defined in Section 5.16(a) of Exhibit A to the First Supplement.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“U.S. Economic Sanctions” is defined in Section 5.16(a) of Exhibit A to the First Supplement.

(i)         Schedule B to the Note Purchase Agreement is amended by deleting the definition of “Anti-Terrorism Order” contained therein in its entirety.

6.         Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are correct on the date hereof with respect to the purchase of the Series 2013A Notes by such Purchaser.

7.         The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

8.         All references in the Note Purchase Agreement and all other instruments, documents and agreements relating to, or entered into in connection with the foregoing documents and agreements, to the Note Purchase Agreement shall be deemed to refer to the Note Purchase Agreement, as supplemented by this First Supplement.

9.         Except as expressly supplemented by this First Supplement, all terms and provisions of the Note Purchase Agreement remain unchanged and continue, unabated, in full force and effect and the Company hereby reaffirms its obligations and liabilities under the Note Purchase Agreement.

10.       This First Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

11.       Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.       All covenants and other agreements contained in this First Supplement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Series 2013A Note) whether so expressed or not.

* * * * *

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The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ James A. Ajello
James A. Ajello
Executive Vice President, Chief Financial
Officer & Treasurer

By	/s/ David M. Kostecki
David M. Kostecki
Vice President-Finance, Controller &
Chief Accounting Officer

Signature Page to First Supplement

Accepted as of March 6, 2013

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

	By:	/s/ Jennifer Graham
Vice President

PRUDENTIAL ARIZONA REINSURANCE
CAPTIVE COMPANY

	By:	Prudential Investment Management, Inc.,
as investment manager

		By:	/s/ Jennifer Graham
Vice President

THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY

	By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

		By:	/s/ Jennifer Graham
Vice President

Signature Page to First Supplement

Schedule A
To
First Supplement

INFORMATION RELATING TO PURCHASERS

NAMES AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2013A NOTES TO BE PURCHASED	NOTE DENOMINATIONS

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA c/o Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201	$27,380,000	$17,000,000 $6,880,000 $3,500,000

Payments

All payments on account of the Notes held by such purchaser shall be made by wire transfer of immediately available funds, for credit to:

Provided to the Company under separate cover

Each such wire transfer shall set forth the name of the Company, a reference to “3.99% Series 2013A Senior Notes due 2023, Security No. INV11366, PPN 419870 F*6” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attention:  Manager, Billings and Collections

All other notices and communications to be addressed:

The Prudential Insurance Company of America

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Schedule A

Attention:  Managing Director, Energy Finance Group – Power

Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone:  (973) 367-3141

Facsimile:   (888) 889-3832

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  Provided to the Company under separate cover

Schedule A-2

Schedule A
To
First Supplement

INFORMATION RELATING TO PURCHASERS

NAMES AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2013A NOTES TO BE PURCHASED	NOTE DENOMINATIONS

PRUDENTIAL ARIZONA REINSURANCE CAPTIVE COMPANY c/o Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201	$4,500,000	$4,500,000

Payments

All payments on account of the Notes held by such purchaser shall be made by wire transfer of immediately available funds, for credit to:

Provided to the Company under separate cover

Each such wire transfer shall set forth the name of the Company, a reference to “3.99% Series 2013A Senior Notes due 2023, Security No. INV11366, PPN 419870 F*6” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

Prudential Arizona Reinsurance Captive Company

c/o The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attention:  Manager, Billings and Collections

All other notices and communications to be addressed:

Prudential Arizona Reinsurance Captive Company

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Schedule A-3

Dallas, TX 75201

Attention:  Managing Director, Energy Finance Group – Power

Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone:  (973) 367-3141

Facsimile:   (888) 889-3832

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  Provided to the Company under separate cover

Schedule A-4

Schedule A
To
First Supplement

INFORMATION RELATING TO PURCHASERS

NAMES AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2013A NOTES TO BE PURCHASED	NOTE DENOMINATIONS

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY c/o Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201	$18,120,000	$18,120,000

Payments

All payments on account of the Notes held by such purchaser shall be made by wire transfer of immediately available funds, for credit to:

Provided to the Company under separate cover

Each such wire transfer shall set forth the name of the Company, a reference to “3.99% Series 2013A Senior Notes due 2023, PPN 419870 F*6” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

The Bank of New York Mellon

P.O. Box 19266

Newark, NJ 07195

Attention:  Private Placement P&I Dept.

Reference:  Account Name-The Lincoln National Life Insurance

Company / Custody Account No. 215711 / PPN

and

Lincoln Financial Group

1300 South Clinton Street, 5C-00

Schedule A-5

Fort Wayne, IN 46802

Attention:  JoAnn Bryan - Investment Accounting

Fax:  (260) 455-2622

All other notices and communications to be addressed:

Prudential Private Placement Investors, L.P.

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Attention:  Managing Director, Energy Finance Group – Power

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  Provided to the Company under separate cover

Schedule A-6

Exhibit A
To
First Supplement

SUPERCEDING AND SUPPLEMENTAL REPRESENTATIONS

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A (in which instances such representations and warranties are intended to supersede the corresponding representations and warranties in the Note Purchase Agreement), each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is correct as of the date hereof with respect to the Series 2013A Notes with the same force and effect as if each reference to “Initial Notes” set forth therein was modified to refer the “Series 2013A Notes”; each reference to “this Agreement” set forth therein was modified to refer to the Note Purchase Agreement as supplemented by the First Supplement to the Note Purchase Agreement; each reference to a particular Schedule set forth therein was modified to refer such Schedule, as set forth in this Exhibit A; and each reference to “Purchasers” (as defined in the Note Purchase Agreement) set forth therein referred to the “Purchasers” (as defined in the First Supplement to Note Purchase Agreement).  The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented and superseded hereby:

Section 5.3.  Disclosure.  This Agreement, the documents, certificates, or other writings delivered to the Purchasers prior to February 20, 2013, by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 to the First Supplement, the Current SEC Reports (excluding information and market and industry data specifically identified as being from a third party source) and the financial statements of the Company listed in Schedule 5.5 to the First Supplement (this Agreement, such documents, certificates, or other writings, the Current SEC Reports and such financial statements, collectively, the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to market or industry data, projected financial information and other forward-looking information, the Company represents and warrants only that such information was prepared in good faith based upon information and assumptions believed to be reasonable at the time.  Except as disclosed in the Disclosure Documents, since December 31, 2012, there has been no change in the financial condition, operations, business or properties of the Company and its Subsidiaries, taken as a whole, except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.  As used in this First Supplement, the term “Current SEC Reports” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 19, 2013, all filings made with, or furnished to, the SEC by the Company pursuant to section 13 or 15(d) of the Exchange Act since the end of the year ended December 31, 2012 until and including March 5, 2013, and all amendments and supplements thereto made on or prior to March 5, 2013.

Exhibit A

Section 5.4.  Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)        Schedule 5.4 to the First Supplement contains (except as noted therein) complete and correct lists, as of the date of such Supplement, of (i) the Company’s Subsidiaries showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each other Subsidiary, and whether or not such Subsidiary constitutes a Significant Subsidiary as of the date of this First Supplement, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)        As of the date of the First Supplement, all of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown on Schedule 5.4 to the First Supplement as being owned by the Company and its Subsidiaries have been validly issued, are, where legally applicable, fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 to the First Supplement or permitted by Section 10.1).

(c)        As of the date of the First Supplement, each Significant Subsidiary is a corporation or other legal entity duly organized, validly existing and, where legally applicable: (i) is in good standing under the laws of its jurisdiction of organization and (ii) is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Significant Subsidiary has the corporate or other organizational power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)       As of the date of the First Supplement, no Significant Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the First Supplement, the agreements listed on Schedule 5.4 to the First Supplement and customary limitations imposed by banking and/or utility regulations, corporate law or similar statutes) restricting the ability of such Significant Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Significant Subsidiary.

Section 5.5.  Financial Statements.  The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5 to the First Supplement.  The Company’s consolidated financial statements (including, in each case, the related schedules and, where applicable, notes) listed on Schedule 5.5 to the First Supplement fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnotes and to normal year-end audit adjustments).  As of the date of the First Supplement, the Company and its Subsidiaries do not have any Material liabilities

Exhibit A-2

that are not disclosed on the most recent financial statements listed on Schedule 5.5 to the First Supplement.

Section 5.7.  Governmental Authorizations, Etc.  Subject to the accuracy of the Purchasers’ representations and warranties in Section 6, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the Initial Notes, other than the filing of a Form D and Form 8-K with the SEC and any necessary Blue Sky filings.

Section 5.8.  Litigation; Observance of Agreements, Statutes and Orders.

(a)        As of the date of the First Supplement, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Significant Subsidiary or affecting any property of the Company or any Significant Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)        As of the date of the First Supplement, neither the Company nor any Significant Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.  Taxes.  The Company and its Significant Subsidiaries have filed all income and other material tax returns and reports that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate actions or proceedings and with respect to which the Company or a Significant Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Significant Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of the Company and its Significant Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years ended on or prior to December 31, 2009, except to the extent of net operating losses and credits generated and carried forward for these years.

Exhibit A-3

Section 5.10.  Title to Property; Leases.  The Company and its Significant Subsidiaries have good and sufficient title or valid leasehold interests to their respective properties that individually or in the aggregate are Material, including all such Material properties reflected in the most recent audited balance sheet referred to in Schedule 5.5 to the First Supplement or purported to have been acquired by the Company or any Significant Subsidiary after the date of such balance sheet (except as sold or otherwise Disposed of in the ordinary course of business), in each case, free and clear of Liens, except for Permitted Liens.  All such leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.  Licenses, Permits, Etc.

(a)        The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except where the failure to own or possess the same could not reasonably be expected to result in a Material Adverse Effect.

(b)        To the knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name, domain name, or other right owned by any other Person.

(c)        To the knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Significant Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name, domain name, or other right owned or used by the Company or any of its Significant Subsidiaries, except for such violations that could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12.  Compliance with ERISA.

(a)        The Company and each ERISA Affiliate have operated and administered each Plan and Benefit Plan in compliance with ERISA and all other applicable laws, regulations and guidance except for such instances of noncompliance as have not resulted in a Material Adverse Effect and could not reasonably be expected to be Material either individually or in the aggregate.

(b)        No ERISA Event has occurred that when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to be Material.

(c)        The accumulated postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Accounting Standards Codification 715, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries did not exceed the aggregate current value of the assets that fund such obligation, as reported on the Company’s most recent audited financial statements, by more than 30%.

Exhibit A-4

(d)       The adjusted funding target attainment percentage under each of the Plans as of the end of such Plan’s most recently ended plan year, as determined by the Plans’ enrolled actuary pursuant to section 436 of the Code and applicable regulations, is not less than 70% and the accumulated benefit obligations of the Plans determined on the basis of the actuarial assumptions utilized for purposes of the Company’s most recent audited financial statements did not exceed the aggregate current value of the assets of such Plans by more than 45%.

(e)        Neither the Company, nor any of its Subsidiaries or any of their respective ERISA Affiliates, have at any time participated in, contributed to, or had any liability or obligation with respect to, a Multiemployer Plan.

(f)        The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of ERISA section 406 or in connection with which a tax could be imposed pursuant to Code section 4975(c)(1)(A)-(D).  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(f) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.  Private Offering by the Company.  Prior to the date of this First Supplement, neither the Company nor anyone acting on its behalf has offered the Series 2013A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Series 2013A Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Initial Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.  Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series 2013A Notes to repay existing Indebtedness.  No part of the proceeds from the sale of the Series 2013A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U of the Board of the Governors of the Federal Reserve System.

Section 5.15.  Existing Indebtedness; Future Liens.

(a)  Except as described therein, Schedule 5.15 to the First Supplement sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Significant

Exhibit A-5

Subsidiaries as of February 28, 2013 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Significant Subsidiaries.  Neither the Company nor any Significant Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Significant Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Significant Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)  Except as disclosed in Schedule 5.15 to the First Supplement, the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien, other than a Permitted Lien.

(c)  Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15 to the First Supplement.

Section 5.16.  Foreign Assets Control Regulations, Etc.

(a)  Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Program Sanctions or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

Exhibit A-6

(b)  No part of the proceeds from the sale of the Series 2013A Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)  Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions

(d)  (1)  Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)        To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and

(3)        No part of the proceeds from the sale of the Series 2013A Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with

Exhibit A-7

applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17.  Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the ICC Termination Act of 1995, as amended, or, except as set forth in Schedule 5.17, either the Public Utility Holding Company Act of 2005, as amended, the or the Federal Power Act, as amended.

Section 5.19.  Ranking of Obligations.  The Company’s payment obligations under the First Supplement and the Series 2013A Notes will, upon issuance of the Series 2013A Notes, rank pari passu in right of payment, without preference or priority, with all other outstanding Notes and all other unsecured and unsubordinated Indebtedness of the Company.

Exhibit A-8

Schedule 5.3
To
First Supplement

DISCLOSURE DOCUMENTS

•                 Current reports on Form 8-K filed March 14, March 28, April 1, April 11, May 10, May 11, May 24, July 1, July 6, July 25, August 4, October 3, November 3, December 6, 2011; January 6, January 9, February 6, February 9, February 9, March 2, March 5, April 3, April 10, April 12, April 23, April 30, May 4, May 9, May 14, May 23, July 3, July 3, July 30, August 3, August 17, September 14, October 2, October 30, November 8, December 21, 2012; January 4, January 15, January 29, January 29, January 30, February 15 and March 4, 2013.

•                 Annual report on Form 10-K for the fiscal year ended December 31, 2011

•                 Annual report on Form 10-K for the fiscal year ended December 31, 2012

(All of these documents are available on the HEI website (www.hei.com) under SEC Filings and Reports)

Schedule 5.3

Schedule 5.4
To
First Supplement

5.4(a)

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Subsidiary[1]	Jurisdiction	Owner	Shares Owned (% of outstanding Capital Stock)

Hawaiian Electric Company, Inc.*	Hawaii	Hawaiian Electric Industries, Inc.	100%[2]

Maui Electric Company, Limited*	Hawaii	Hawaiian Electric Company, Inc.	100%[3]

Hawaii Electric Light Company, Inc.*	Hawaii	Hawaiian Electric Company, Inc.	100%

Renewable Hawaii, Inc.	Hawaii	Hawaiian Electric Company, Inc.	100%

Uluwehiokama Biofuels Corp.	Hawaii	Hawaiian Electric Company, Inc.	100%

HECO Capital Trust III	Delaware	Hawaiian Electric Company, Inc.	100%[4]

American Savings Holdings, Inc.*	Hawaii	Hawaiian Electric Industries, Inc.	100%

American Savings Bank, F.S.B.*	Federally chartered	American Savings Holdings, Inc.	100%

HEI Properties, Inc.	Hawaii	Hawaiian Electric Industries, Inc.	100%

Hawaiian Electric Industries Capital Trust II (a statutory trust)	Delaware	Hawaiian Electric Industries, Inc.	100%

Hawaiian Electric Industries Capital Trust III (a statutory trust)	Delaware	Hawaiian Electric Industries, Inc.	100%

1           “*” indicates a Significant Subsidiary.

2                                           Common stock ownership %.  Hawaiian Electric Company, Inc. has issued cumulative preferred stock.  HEI owns 40% of Hawaiian Electric Company, Inc.’s Preferred Series H Stock.

3                                          Common stock ownership %.  Maui Electric Company, Limited and Hawaii Electric Light Company, Inc. have issued cumulative preferred stock, none of which is owned by HEI or its subsidiaries.

4                                           HECO Capital Trust III has issued preferred securities, none of which are owned by HEI or its subsidiaries.

Schedule 5.4

The Old Oahu Tug Service, Inc.	Hawaii	Hawaiian Electric Industries, Inc.	100%

Schedule 5.4

AFFILIATES

The Subsidiaries listed hereinabove.

DIRECTORS AND SENIOR OFFICERS OF THE COMPANY

Directors

Thomas B. Fargo

Peggy Y. Fowler

Constance H. Lau

A. Maurice Myers

Keith P. Russell

James K. Scott

Kelvin H. Taketa

Barry K. Taniguchi

Jeffery N. Watanabe

Senior Officers

Constance H. Lau—President and Chief Executive Officer

James A. Ajello—Executive Vice President, Chief Financial Officer and Treasurer

Alan M. Oshima—Executive Vice President, Corporate and Community Advancement

Chester A. Richardson—Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

Schedule 5.4

Schedule 5.5
To
First Supplement

FINANCIAL STATEMENTS

•                 Consolidated Financial Statements for the fiscal year ended December 31, 2011

•                 Consolidated Financial Statements for the fiscal year ended December 31, 2012

Schedule 5.5

Schedule 5.15
To
First Supplement

EXISTING INDEBTEDNESS; FUTURE LIENS

CREDIT AGREEMENTS

Effective December 5, 2011, the Company entered into an amendment to its revolving unsecured credit agreement with a syndicate of eight financial institutions.  The amendment revised the pricing of the Company’s $125 million line of credit facility, with a letter of credit sub-facility, and extended the term of the facility to December 5, 2016. The credit facility will be maintained to support the issuance of commercial paper, but also may be drawn to repay the Company’s short-term and long-term indebtedness, to make investments in or loans to subsidiaries and for the Company’s working capital and general corporate purposes.

Effective December 5, 2011, Hawaiian Electric Company, Inc. (HECO) entered into an amendment to its revolving unsecured credit agreement with a syndicate of eight financial institutions.  The amendment revised the pricing of HECO’s $175 million line of credit facility, with a letter of credit sub-facility, and extended the term to December 5, 2016 upon approval by the PUC in February, 2012. The credit facility will be maintained to support the issuance of commercial paper, but also may be drawn to repay HECO’s short-term indebtedness, to make loans to subsidiaries and for HECO’s capital expenditures, working capital and general corporate purposes.

LONG-TERM DEBT

As of December 31, 2012, the Company had $150 million of unsecured medium term notes outstanding with $50 million maturing on March 7, 2013 and $100 million maturing on May 5, 2014.  The Company also had $125 million of unsecured senior notes outstanding issued under the Master Note Purchase Agreement with $75 million maturing on March 24, 2016 and $50 million maturing on March 24, 2021.

HECO and its subsidiaries had $639 million of special purpose revenue bonds and $1.096 billion of unsecured senior notes outstanding as of December 31, 2012, which mature between 2014 and 2042.  HECO also had $51.5 million of junior subordinated debentures outstanding.

FUTURE LIENS

None.

Schedule 5.15

Schedule 5.17
To
First Supplement

STATUS UNDER CERTAIN STATUTES

Federal Power Act

Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited are not generally subject to regulation by the Federal Energy Regulatory Commission (FERC) under the Federal Power Act, except that they are subject to the provisions of Section 210 under which FERC may order the utility to interconnect with qualifying cogenerators and small power producers and to wheel power to other electric utilities.

Public Utility Holding Company Act of 2005

Hawaiian Electric Company, Inc. is a holding company within the meaning of the Public Utility Holding Company Act of 2005 and would be subject to the record retention, accounting and reporting requirements of that Act except that it obtained a waiver from those requirements shortly after the Act was adopted.

Schedule 5.17

Exhibit 1 To First Supplement

FORM OF SERIES 2013A SENIOR NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE.  NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS.  EACH TRANSFEREE OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE REGISTERED IN ITS NAME (OR THE NAME OF ITS NOMINEE), WILL BE DEEMED TO HAVE MADE CERTAIN REPRESENTATIONS SET FORTH IN THE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

3.99% SERIES 2013A SENIOR NOTE DUE MARCH 6, 2023

No. R-__	_________ __, 20__

$_______________	PPN: 419870 F*6

FOR VALUE RECEIVED, the undersigned, HAWAIIAN ELECTRIC INDUSTRIES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Hawaii, hereby promises to pay to _______________, or registered assigns, the principal sum of _______________ DOLLARS ($_______________) (or so much thereof as shall not have been prepaid) on March 6, 2023, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.99% per annum from the date hereof, payable semiannually, on the sixth day of March and September in each year, commencing with the March 6 or September 6 next succeeding the date hereof, until the principal hereof shall have become due and payable, and on the maturity date hereof, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2% above the stated rate and (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base or “prime rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

Exhibit 1

This Note is one of the Series 2013A Senior Notes (herein called the “Notes”) issued pursuant to the First Supplement to Note Purchase Agreement, dated as of March 6, 2013 (as from time to time amended, supplemented or modified, the “First Supplement”), between the Company and the Purchasers named therein which supplements that certain Master Note Purchase Agreement, dated as of March 24, 2011 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the institutional investors party thereto.  This Note and the holder hereof are entitled equally and ratably (a) with the holders of all other Series 2013A Notes from time to time outstanding under the First Supplement to all the benefits provided for thereby or referred to therein and (b) with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.3 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement as amended and supplemented by this First Supplement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit 1-2

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By
Name:
Title:

By
Name:
Title:

Exhibit 1-3

Exhibit 4.4(a) To First Supplement

FORM OF OPINION OF CHESTER A. RICHARDSON, EVP-GENERAL COUNSEL,
SECRETARY & CHIEF ADMINISTRATIVE OFFICER
OF THE COMPANY

[See attached]

Exhibit 4.4(a)

March 6, 2013

To each of the Purchasers

listed on Schedule A to the

First Supplement to the

Master Note Purchase Agreement

hereinafter referred to

Re:                          Hawaiian Electric Industries, Inc.

Master Note Purchase Agreement dated as of March 24, 2011,

as supplemented by First Supplement dated as of March 6, 2013

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel, Secretary and Chief Administrative Officer of Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), and, as such, I have acted as its counsel in connection with the Master Note Purchase Agreement, dated as of March 24, 2011 (the “Master Note Purchase Agreement”), as supplemented by First Supplement dated as of March 6, 2013 (the “First Supplement” and, together with the Master Note Purchase Agreement as supplemented by the First Supplement, and all applicable exhibits and schedules to the Master Purchase Agreement and First Supplement, the “Note Purchase Agreement”) among the Company and the Purchasers listed in Schedule A to the First Supplement (the “Purchasers”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Note Purchase Agreement. This opinion is rendered to you pursuant to Section 4.4(a) of the Note Purchase Agreement.

In connection with this opinion, I have examined originals or copies of the following documents:

(i)                                  a copy of the Master Note Purchase Agreement and the First Supplement executed by the Company, and the exhibits and schedules thereto;

(ii)                              copies of the Notes executed by the Company in connection with the Closing;

(iii)                          the Amended and Restated Articles of Incorporation of the Company (the “Company’s Charter”), as filed with the Director of Commerce and Consumer Affairs for the State of Hawaii;

(iv)                          the Amended and Restated By-Laws of the Company (the “Company’s By-Laws”; and, together with the Company’s Charter, the “Governing Documents”);

(v)                              the Certificate of the Secretary of the Company, dated as of the date hereof (the “Secretary’s Certificate”), as to certain actions taken by the Board of Directors of the Company with respect to the Note Purchase Agreement and the Notes, and as to the titles, incumbency, and specimen signatures of certain officers of the Company; and

(vi)                          a Certificate of Good Standing issued on March 5, 2013 by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii (the “Certificate of Good Standing”).

The documents specified in subparagraphs (i) and (ii) above are referred to herein, collectively, as the “Transaction Documents.”  In rendering this opinion, I have obtained such certificates and other information from public and government officials and from officers and employees of the Company, and have also examined such documents and corporate and other records as I have considered necessary or appropriate for the purposes of this opinion.  I have also assumed that the Company will file with the Securities and Exchange Commission a Form 8-K and Form D and make any necessary Blue Sky filings in connection with the Transaction Documents.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein and as limited thereby, and after examination of such matters of law as I have deemed relevant, I am of the opinion that:

1.                                     The Company has the corporate power and authority to carry on its business as now conducted and, to my knowledge, does not itself conduct any business or own or lease any property in any jurisdiction outside the State of Hawaii that would require it to qualify to do business as a foreign corporation and where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.

2.                                     The execution and delivery by the Company of each of the Transaction Documents and the consummation of the transactions contemplated thereby and compliance by the Company with the provisions thereof (i) will not to my knowledge conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other material agreement or other material instrument binding upon the Company, (ii) will not violate any law, statute, rule or regulation, or any judgment, order, writ, injunction or decree of any court or other tribunal, applicable to the Company or any of its properties or assets which in my experience, without having made any special investigations as to the applicability of any specific law, rule or regulation, are normally applicable to transactions of the type contemplated by the Transaction Documents, and (iii) will not result in the creation or imposition of any Lien on any asset of the Company. No consent or approval by any court, public body or authority is required to be obtained or effected by the Company in connection with the execution, delivery and performance by the Company of its obligations under each of the Transaction Documents or the consummation by the Company of the transactions contemplated thereby.

3.                                     There is no action, suit or proceeding pending or, to my knowledge, threatened, against the Company or any of its assets before any court or arbitrator or any governmental body, agency or official, which, would reasonably be expected to have a Material Adverse Effect.

The foregoing opinions are subject to the following qualifications:

(a)                           I am a member of the Bar of the State of Hawaii and I do not hold myself out as an expert on the laws of any jurisdiction other than the State of Hawaii and the federal laws of the United States. This opinion is limited in all respects to matters governed by the laws of the State of Hawaii and the federal laws of the United States of America. I express no opinion concerning compliance with the laws or regulations of any other jurisdiction or jurisdictions, or as to the validity, meaning or effect of any act or document under the laws of any other jurisdiction or jurisdictions.

(b)                          I have relied as to matters of fact upon representations and warranties of the Company and the Purchasers in the Transaction Documents and upon certificates and representations of officers and employees of the Company and upon certificates of public and government officials as to matters set forth therein.

(c)                           I have assumed the genuineness of all signatures (other than the signatures of the officers of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies (and the authenticity of the originals of such documents), the accuracy and completeness of all corporate records (which includes stock ownership records) made available to me by the Company and the capacity of each party executing a document (other than the Company) to so execute such document.

(d)                         My advice on each legal issue addressed in this opinion letter represents my opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law my opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

(e)                           I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents (other than the Company) with any state, Federal or other laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party;

(f)                            Whenever an opinion expressed herein is qualified by the phrase “to my knowledge,” “known to me,” or “nothing has come to my attention” or other phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in my law department who have been principally involved in drafting the Transaction Documents, but does not include other information that might be revealed if there were to be undertaken a canvass of all lawyers in the Company’s law department, a general search of all files or any other type of independent investigation.

This opinion is based on the laws and regulations as in effect on the date hereof and facts as of the date hereof. I am not assuming any obligation, and do not undertake, to revise, update or supplement this opinion after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement, modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

You may rely upon this opinion only for the purpose served by the provision in the Note Purchase Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered.  Without my written consent: (i) no Person other than you and the other Institutional Investor holders from time to time of your Note(s) (any transfer of your Note(s) to an Institutional Investor holder having been made under and in accordance with the Note Purchase Agreement) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any Person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.

Very truly yours,

Exhibit 4.4(b) To First Supplement

FORM OF OPINION OF GOODSILL ANDERSON QUINN & STIFEL, SPECIAL
COUNSEL TO THE COMPANY

[See attached]

Exhibit 4.4(b)

GOODSILL ANDERSON QUINN & STIFEL

A LIMITED LIABILITY LAW PARTNERSHIP LLP

FIRST HAWAIIAN CENTER, SUITE 1600 · 999 BISHOP STREET

HONOLULU, HAWAII 96813

MAIL ADDRESS: P.O. BOX 3196

HONOLULU, HAWAII 96801

TELEPHONE (808) 547-5600 • FAX (808) 547-5880

info@goodsill.com • www.goodsill.com

DAVID J. REBER

JOHN R. LACY

THOMAS W. WILLIAMS, JR.

LANI L. EWART

RANDALL K. STEVERSON

LISA WOODS MUNGER

PETER T. KASHIWA

RUSSELL S. KATO

VINCENT A. PIEKARSKI

MICHAEL J. O’MALLEY

LEIGHTON J.H.S. YUEN

CORLIS J. CHANG

BARBARA A. PETRUS

PATRICIA M. NAPIER

MIKI OKUMURA

AUDREY E. J. NG

ALAN S. FUJIMOTO

WALTER C. DAVISON

RAYMOND K. OKADA

GAIL O. AYABE

DALE E. ZANE

LINDALEE K. FARM

CAROL A. EBLEN

JUDY Y. LEE

LENNES N. OMURO

PETER Y. KIKUTA

THOMAS BENEDICT

EDMUND K. SAFFERY

LISA A. BAIL

CAROLYN K. WONG

SCOTT G. MORITA

SEAN K. CLARK

REGAN M. IWAO

DAWN T. SUGIHARA

ANNE T. HORIUCHI

KIMBERLY J. KOIDE

ROSEMARIE S. J. SAM

H. GREGORY NASKY

_________________

BRETT R. TOBIN

RANDALL C. WHATTOFF

CLAIRE E. GOLDBERG

WALTER K. CORONEL

KARYN R. OKADA

AUDREY M. YAP

PATRICK D. COLLINS

MARISSA L. L. OWENS

KIMBERLY A. VOSSMAN

ANDREW C. HIPP

ADAM K. ROBINSON

SCOTT K.D. SHISHIDO

TRAVIS M. AGUSTIN

JORDAN M. ODO

JAMES E. ABRAHAM

COUNSEL:

JACQUELINE L.S. EARLE

LISA T. REDELL

ROBERT J. HACKMAN

MARTIN S. LOUI

SHANNON E. PIERCE

JOHNATHAN C. BOLTON

_________________

OF COUNSEL:

MARTIN ANDERSON

CONRAD M. WEISER

RONALD H. W. LUM

_________________

MARSHALL M. GOODSILL

(1916-2004)

WILLIAM F. QUINN

(1919-2006)

RICHARD E. STIFEL

(1920-1993)

March 6, 2013

To each of the Purchasers

listed on Schedule A to

the First Supplement to the

Master Note Purchase Agreement

hereinafter referred to

Re:                        Hawaiian Electric Industries, Inc.
Master Note Purchase Agreement dated as of March 24, 2011, as supplemented by First Supplement dated as of March 6, 2013

Ladies and Gentlemen:

We have been requested by Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), to furnish this opinion letter to you pursuant to Section 4.4(b) of that certain Master Note Purchase Agreement dated as of March 24, 2011 (the “Master Note Purchase Agreement”), as supplemented by First Supplement dated as of March 6, 2013 (the “First Supplement” and, together with the Master Note Purchase Agreement as supplemented by the First Supplement, and all applicable exhibits and schedules to the Master Purchase Agreement and the First Supplement, collectively, the “Note Purchase Agreement”), by and among the Company and the Purchasers listed in Schedule A to the First Supplement (the “Purchasers”).  Capitalized terms used but not defined in this opinion have the meanings given to them in the Note Purchase Agreement.  The term “Transaction Documents” as used in this opinion (including the attached annexes) means, collectively, the Note Purchase Agreement and the Notes, each as executed by the Company.

In rendering the opinions set forth in this opinion letter, we have examined originals or copies solely of the following:

A.                                the Master Note Purchase Agreement and the First Supplement, and the exhibits and schedules thereto;

B.                                 the Notes issued pursuant to the Note Purchase Agreement;

C.                                 the Company’s Amended and Restated Articles of Incorporation, as amended;

March 6, 2013

D.                                the Company’s Amended and Restated Bylaws;

E.                                  certificates issued by officers of the Company; and

F.                                   such other instruments, corporate and other records, certificates of government or public officials and other documents as we have considered necessary or appropriate for purposes of this opinion letter.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity and completeness of all documents submitted to us as originals or copies, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  As to any facts relevant to the opinions expressed in this letter, we have relied, without independent verification or investigation, upon certificates, statements and representations of the Purchasers, the Company, their respective officers or other representatives and public officials.

Based on the foregoing and subject to the additional assumptions, qualifications, exclusions and other limitations stated herein and in the Annexes attached to this opinion letter, we are of the opinion that:

1.                                    The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Hawaii and has the corporate power and authority to execute and perform its obligations under the Note Purchase Agreement and to issue the Notes.

2.                                    The Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes a legal, valid and binding contract of the Company enforceable in accordance with its terms.

3.                                    The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4.                                    The issuance and sale of the Notes and the execution, delivery and performance by the Company of its obligations under the Note Purchase Agreement and the Notes do not (i) conflict with any law, rule or regulation or order of any state or federal governmental body covered by this opinion letter, (ii) result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Articles of Incorporation (as amended) or the Amended and Restated Bylaws of the Company or (iii) require that the consent or approval of any court, public body or federal or state governmental authority be obtained by the Company.

March 6, 2013

5.                                    The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

6.                                    The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and as contemplated by the Note Purchase Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.                                    Assuming that the representations and warranties of the Company and the Purchasers in the Transaction Documents are true and correct, and assuming compliance by the Company and the Purchasers with their respective covenants and agreements set forth in the Transaction Documents, the issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Purchase Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an Indenture under the Trust Indenture Act of 1939, as amended.

Our opinions are subject to the additional assumptions, qualifications, exceptions and limitations set forth in Annex A to this opinion letter and do not cover or otherwise address any law or legal issue which is identified in Annex B to this opinion letter.

We are members of the Bar of the State of Hawaii and our advice on every legal issue addressed in this opinion letter is based solely on the internal laws of the State of Hawaii and such federal law of the United States which, in our experience, are normally applicable to transactions of the type reflected in the Transaction Documents.  Our opinions in paragraphs 2 and 3 regarding the validity and enforceability of the Note Purchase Agreements and the Notes is thus based on the Transaction Documents being governed by the laws of the State of Hawaii.  However, the Note Purchase Agreement and each Note specify that they shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York (excluding choice of law principles of the law of New York that would require or permit the application of the laws of a jurisdiction other than New York).  In our opinion, the Supreme Court of Hawaii would give effect to the parties’ choice of the laws of State of New York in the Transaction Documents if it found that the transaction had a reasonable nexus to the State of New York and that the application of the laws of the State of New York would not be contrary to a fundamental policy of the State of Hawaii. .

We have not undertaken any research for purposes of determining whether the Company or any of the transactions which may occur in connection with the Transaction Documents is subject to any law, rule, regulation or other governmental requirement other than to those laws, rules, regulations and requirements which, in our experience, would generally be recognized as applicable to companies engaged in business similar to the Company.  We have relied without any independent verification upon: (a) information contained in certificates obtained from governmental authorities, and our opinion in paragraph 1 as to the valid existence and good standing of the Company is based solely on the Certificates of Good Standing obtained from the Department of Commerce and Consumer Affairs of the State of Hawaii; (b) factual information represented to be true in the Note Purchase Agreement and the Notes; (c) factual information provided to us by the Company; and (d) factual information we have obtained from such other

March 6, 2013

sources as we have deemed reasonable.  We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given to us and the date of this opinion letter, and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our actual knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.  The term “knowledge” and “nothing has come to our attention” whenever it is used in this opinion letter with respect to our firm means awareness at the time this letter is delivered on the date it bears by the following Goodsill Anderson Quinn & Stifel LLP lawyers who have had significant involvement with the negotiation or preparation of the Transaction Documents:  David J. Reber and Sean K. Clark (together, our “Designated Lawyers”).

Our opinion on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the Supreme Court of the State of Hawaii for opinions that are based on Hawaii law, and by the Supreme Court of the United States for opinions that are based on United States federal law.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion by reason of any fact about which our Designated Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

You may rely upon this opinion letter only for the purpose served by the provision in the Note Purchase Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered.  Without our written consent:  (a) no Person other than you and the other Institutional Investor holders from time to time of your Notes (any transfer of your Note(s) to an Institutional Investor holder having been made under and in accordance with the Note Purchase Agreement) may rely on this opinion letter for any purpose; (b) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (c) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any Person or for any purpose excluded by the restrictions in this paragraph; and (d) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.  You may provide a copy of this opinion letter if requested by a governmental agency, including the NAIC.

Very truly yours,

ANNEX A

For purposes of this opinion letter and in addition to the assumptions set forth therein, we have relied, without investigation, upon each of the following assumptions:

1.                                    (a) each Purchaser is validly existing and in good standing under the laws of its jurisdiction of organization or formation, (b) each Purchaser has the requisite power (including, without limitation, under the laws of its jurisdiction of organization or formation) to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party, (c) each of the Transaction Documents to which a Purchaser is a party has been duly authorized by all necessary action on the part of such Purchaser and has been duly executed and delivered by such Purchaser, (d) each Purchaser has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents to which it is a party enforceable against such Purchaser, and (e) each of the Transaction Documents to which a Purchaser is a party constitutes valid and binding obligations of such Purchaser and is enforceable against such Purchaser in accordance with its terms (subject to the qualifications, exclusions and other limitations similar to those applicable to this opinion letter);

2.                                    each Person who has taken any action relevant to any of our opinions in the capacity of director or officer of any Person was duly elected or appointed to that director or officer position of such Person and held that position when such action was taken;

3.                                    there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

4.                                    the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability;

5.                                    there are no agreements or understandings among the parties to any of the Transaction Documents, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents; and

6.                                    the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

Each of our opinions in the opinion letter is subject to:

1.                                    the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, fraudulent conveyance and other similar laws affecting creditors’ rights, including (a) Title 11 of the United States Code, as amended (including matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed); (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

(c) state fraudulent transfer and conveyance laws; and (d) judicially developed doctrines in this area, such as substantive consolidation of entities, recharacterization and equitable subordination;

2.                                    the effect of general principles of equity, whether applied by a court of law or equity, including principles (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made; (b) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement; (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement; (d) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract; (e) requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement; (f) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and (g) affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract;

3.                                    the qualification that we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any state, Federal or other laws or regulations applicable to it other than as set forth in the opinion paragraph numbered 4, or (ii) the legal or regulatory status of the nature of the business of any party (other than the Company);

4.                                    the qualification that we express no opinion as to the validity, binding effect or enforceability of any provision of any of the Transaction Documents (i) which requires further agreement by the parties or expressly or impliedly permits any party to take discretionary action which is arbitrary, unreasonable, or capricious, or would violate any implied covenant of good faith or would be commercially unreasonable, whether or not such action is permitted according to the specific terms of any of the Transaction Documents and (ii) regarding remedies available to any party for violations or breaches which are determined by a court to be nonmaterial or without substantial adverse effect upon the ability of the obligor to perform its material obligations thereunder;

5.                                    the qualification that any requirement in any of the Transaction Documents specifying that provisions thereof may only be waived in writing may not be binding or enforceable to the extent that a non-executory oral agreement has been created modifying any provision in the Transaction Documents or an implied agreement by trade practice or course of conduct has been created allowing a waiver;

6.                                    the qualification as to the validity, binding effect or enforceability of provisions in the Transaction Documents specifying certain remedies or that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, and/or that the election of a particular remedy does not preclude recourse to one or more others;

7.                                    the effect of rules of law that:  (a) limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness; (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; (c) limit the availability of a remedy under certain circumstances where another remedy has been elected; (d) provide a time limitation after which a remedy may not be enforced; (e) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (f) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party; (g) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; and (i) may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and

8.                                    the qualification that enforcement of any waiver and release or limitation of liability provisions in any of the Transaction Documents may be limited to the extent such provisions are contrary to public policy or principles of equity under Hawaii jurisprudence, but such policy and equitable limitations do not, in our opinion, render the Transaction Documents invalid as a whole or preclude the judicial enforcement of the obligation of the Company to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Transaction Documents.

None of the opinions in this opinion letter covers or otherwise addresses any of the following types of provisions which may be contained in the Transaction Documents:

1.                                    waivers of (a) legal or equitable defenses, (b) rights to damages, (c) rights to counter claim or set off, (d) statutes of limitations, (e) rights to notice, (f) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (g) broadly or vaguely stated rights, and (h) other benefits to the extent they cannot be waived under applicable law;

2.                                    provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages to the extent deemed to be penalties, acceleration of future amounts due (other than principal) without appropriate discount to present value, interest upon interest, and, (to the extent deemed to constitute penalties) late charges, prepayment charges, and increased interest rates upon default;

3.                                    time-is-of-the-essence clauses and other provisions that provide a time limitation after which a remedy may not be enforced;

4.                                    agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts;

5.                                    provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties;

6.                                    provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like;

7.                                    confidentiality and non-competition agreements;

8.                                    provisions requiring the Company to perform its obligations under, or to cause any other Person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Transaction Document; and

9.                                    provisions purporting to prohibit, restrict or condition the assignment of rights under any Transaction Document to the extent such prohibition, restriction or condition is governed by the Uniform Commercial Code.

*     *     *     *

ANNEX B

Our opinions in the opinion letter do not cover or otherwise address any of the following laws, regulations or other governmental requirements or legal issues:

1.                                    Federal securities laws and regulations (other than with respect to our opinion paragraphs numbered 5 and 7), including with respect to any subsequent resales of the Notes;

2.                                    state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments including with respect to any subsequent resales of the Notes;

3.                                    Federal Reserve Board margin regulations (other than with respect to our opinion paragraph numbered 6 above);

4.                                    pension and employee benefit laws and regulations (e.g., ERISA);

5.                                    compliance with fiduciary duty requirements;

6.                                    the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state, regional or local level) and judicial decisions;

7.                                    fraudulent transfer and fraudulent conveyance laws;

8.                                    Federal and state antitrust and unfair competition laws and regulations;  environmental laws and regulations land use and subdivision laws and regulations; tax laws and regulations; racketeering laws and regulations (e.g., RICO); health and safety laws and regulations (e.g., OSHA); labor laws and regulations;

9.                                    Federal patent, trademark and copyright, state trademark, and other Federal and state intellectual property laws and regulations;

10.                            Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

11.                            other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

12.                            any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); and

13.                            the effect of any law, regulation or order which hereafter becomes effective.

*     *    *     *